Exhibit 10.2

SUBLEASE AGREEMENT

This SUBLEASE AGREEMENT (“Sublease”) is made and entered into as of the          day of October 2003 by and between Symantec Corporation, a Delaware corporation (“Subtenant”) and Sento Corporation, Inc., a Utah corporation (“Sublandlord”).

WHEREAS, Pracvest, a Utah limited liability company as landlord (“Landlord”), and Sento Corporation, Inc. as tenant (“Tenant”), entered into a lease dated July 31, 1998 (“Master Lease”) whereby Landlord leased to Tenant the entire two (2) floors (“Master Premises”) of the building located at 808 E. Utah Valley Dr., American Fork, UT (the “Building”), as more particularly described in the Master Lease, upon the terms and conditions contained therein.  All capitalized terms used herein shall have the same meaning ascribed to them in the Master Lease unless otherwise defined herein.  A copy of the Master Lease is attached hereto as Exhibit A and made a part hereof.

WHEREAS, Sublandlord and Subtenant wish to enter into a sublease of that portion of the Master Premises shown cross-hatched in black on the demising plan annexed hereto as Exhibit B and made a part hereof (“Sublease Premises”) on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually covenant and agree as follows:

1.               Demise.  Sublandlord hereby subleases and demises to Subtenant, and Subtenant hereby hires and subleases from Sublandlord, the Sublease Premises (which the parties stipulate contain 19,678 rentable square feet which contains the entire 1st floor except approximately 200 rentable square feet in the data room and the main lobby area which Sublandlord shall retain), upon and subject to the terms, covenants and conditions hereinafter set forth.

2.               Staged Occupancy.  Subtenant shall gain possession of approximately 50% of the Premises or 9,839 rentable square feet constituting the north half of the Premises on or before December 15, 2003.  Then on or about January 1, 2004, Subtenant shall gain possession of the remaining 50% of the Premises

3.                                       Lease Term.  The term of this Sublease (“Term”) shall be for twenty-one and one-half (21½)months, commencing on the earlier of (i)  December 15, 2003, or (ii) the date upon which Subtenant, or any person occupying any of the Sublease Premises with Subtenant’s permission, commences business operations from the Sublease Premises (“Sublease Commencement Date”) and ending, unless sooner terminated as provided herein, on the last day of September, 2005 (“Sublease Expiration Date”).

4.                                       Use.  The Sublease Premises shall be used and occupied by Subtenant for the uses permitted under and in compliance with Article VII of the Master Lease and for no other purpose.

5.                                       Subrental.

(a)                                  Base Rental.  Beginning with the Sublease Commencement Date and thereafter during the Term of this Sublease and ending on the Sublease Expiration Date, Subtenant shall pay to Sublandlord the following monthly installments of base rent (“Base Rental”):

Months 1-22:

$16,565.00/month

The first monthly installment of Base Rental shall be paid by Subtenant upon the execution of this Sublease.  Base Rental and additional rent (including without limitation, late fees) shall hereinafter be collectively referred to as “Rent.”

(b)                                 Prorations.  If the Sublease Commencement Date is not the first (1st) day of a month, or if the Sublease Expiration Date is not the last day of a month, a prorated installment of monthly Base Rental based on a thirty (30) day month shall be paid for the fractional month during which the Term commenced or terminated.

(c)                                  Additional Rent.  Beginning with the Sublease Commencement Date and continuing to the Sublease Expiration Date, Subtenant shall pay to Sublandlord as additional rent for this subletting all special or after-hours cleaning, heating, ventilating, air-conditioning, elevator and other Building charges incurred at the request of, or on behalf of, Subtenant, or with respect to the Sublease Premises and all other additional expenses, costs and charges payable to Landlord in connection with Subtenant’s use of the Sublease Premises.

(d)                                 Operating Expenses.  Beginning with the Sublease Commencement Date and thereafter during the Term of this Sublease, Subtenant shall pay to Sublandlord as additional rent for this subletting fifty percent (50%) (“Subtenant’s Share”) of the amount that Sublandlord, as Tenant, has to pay Landlord and/or vendors directly (i.e. utilities, janitorial, real estate taxes, insurance and repairs and maintenance), as Tenant’s Proportionate Share pursuant to Section 3.03, 3.05, 8.01, 8.03, 8.04, 10.02, 11.01, 11.02, and 12.01 of the Master Lease.  Subtenant’s Share is a percentage that reflects the ratio of the rentable square feet in the Sublease Premises to the rentable square feet in the Master Premises.

(e)                                  Payment of Rent.  Except as otherwise specifically provided in this Sublease, Rent shall be payable in lawful money without demand, and without offset, counterclaim, or setoff in monthly installments, in advance, on the first day of each and every month during the Term of this Sublease.  All of said Rent is to be paid to: Sento Corporation at 808 E.  Utah Valley Drive, American Fork, Utah 84004 or at such other place or to such agent and at such place as Sublandlord may designate by notice to Subtenant.  Any additional rent payable on account of items that are not payable monthly by Sublandlord to Landlord under the Master Lease is to be paid to Sublandlord as and when such items are payable by Sublandlord to Landlord under the Master Lease, unless a different time for payment is elsewhere stated herein.  Upon written request therefor,

Sublandlord agrees to provide Subtenant with copies of any statements or invoices received by Sublandlord from Landlord pursuant to the terms of the Master Lease.

(f)                                    Late Charge.  Subtenant shall pay to Sublandlord an administrative charge One and One Half Percent (1.5%) per month or the highest rate allowed by applicable law (“Interest Rate”) on all past-due amounts of Rent payable hereunder, such charge to accrue from the date upon which such amount was due until paid.

Intentionally Deleted.

7.                                       Signage.  Subtenant is granted the right, at or about the inception of the Term of this Sublease, to install an appropriate sign identifying Subtenant on the Building, subject to Landlord’s and Sublandlord’s prior written approval.  Except for the foregoing, Subtenant shall have no right to maintain Subtenant identification signs in any other location in, on, or about the Premises.  The size, design, color and other physical aspects of all such permitted signs shall also be subject to Landlord’s and Sublandlord’s prior written approval and also shall be subject to any covenants, conditions or restrictions encumbering the Sublease Premises and any applicable municipal or other governmental permits and approvals.  The cost of all such signs, including the installation, maintenance and removal thereof, shall be at Subtenant’s sole cost and expense.  If Subtenant fails to maintain its signs, or if Subtenant fails to remove same upon the expiration or earlier termination of this Sublease and repair any damage caused by such removal, then Sublandlord may do so at Subtenant’s expense and Subtenant shall reimburse Sublandlord for all actual costs incurred by Sublandlord to effect such removal.

8.                                       Parking.  Subtenant shall have the right, during the Term of this Sublease, to use up to One Hundred Twelve (112) parking spaces in the parking facilities of the Building as set forth in Section      of the Master Lease.  All such parking spaces shall be at the rates and subject to the terms and conditions set forth in the Master Lease, and Subtenant shall reimburse Sublandlord, upon demand, for those amounts billed to Sublandlord by Landlord for said parking privileges.

9.                                       Back-Up Generator and UPS.  Subtenant has agreed to purchase the existing back-up generator and UPS system at the building at an agreed upon price of $100,000.00 plus sales tax of $6,250.00 to be paid by Symantec to Sento within 30 days from the commencement of this Sublease.  Landlord acknowledges that use of the back-up generator and the UPS system attached to the building is solely for Symantec’s and Sento’s use and no other tenant or future tenant in the building. If, during the term of this Sublease, the capacity of the back-up generator and UPS equipment becomes inadequate to service both Symantec and Sento, then Symantec will make reasonable upgrades to the equipment and reduce from Symantec’s Base Rental the amount of the reasonable upgrades.   It is expressly understood that Sento shall hold Symantec harmless from any and all losses, costs, expenses and the like in the event the back-up generator or UPS equipment fail to perform, regardless of the reason for said failure including but not limited to Symantec’s negligence.

10.                                 Incorporation of Terms of Master Lease.

(g)                                 This Sublease is subject to and subordinate to the Master Lease.  Subject to the modifications set forth in this Sublease, the terms of the Master Lease are incorporated herein by reference, and shall, as between Sublandlord and Subtenant (as if they were Landlord and Tenant, respectively, under the Master Lease) constitute the terms of this Sublease except to the extent that they are inapplicable to, inconsistent with, or modified by, the terms of this Sublease.  In the event of any inconsistencies between the terms and provisions of the Master Lease and the terms and provisions of this Sublease, the terms and provisions of this Sublease shall govern.  Subtenant acknowledges that it has reviewed the Master Lease and is familiar with the terms and conditions thereof.

(h)                                 For the purposes of incorporation herein, the terms of the Master Lease are subject to the following additional modifications:

(i)                                     In all provisions of the Master Lease (under the terms thereof and without regard to modifications thereof for purposes of incorporation into this Sublease) requiring the approval or consent of Landlord, Subtenant shall be required to obtain the approval or consent of both Sublandlord and Landlord.

(ii)                                  In all provisions of the Master Lease requiring Tenant to submit, exhibit to, supply or provide Landlord with evidence, certificates, or any other matter or thing, Subtenant shall be required to submit, exhibit to, supply or provide, as the case may be, the same to both Landlord and Sublandlord.  In any such instance, Sublandlord shall determine if such evidence, certificate or other matter or thing shall be satisfactory.

(iii)                               Sublandlord shall have no obligation to restore any portion of the Sublease Premises after any destruction or taking by eminent domain.

(i)                                     The following provisions of the Master Lease are specifically excluded: Article 1, Section 3.01, 3.02, 3.04, Article IV,V, VI, XXVI and Section 27.12.

11.                                 Subtenant’s Obligations.  Subtenant covenants and agrees that all obligations of Sublandlord under the Master Lease shall be done or performed by Subtenant with respect to the Sublease Premises, except as otherwise provided by this Sublease, and Subtenant’s obligations shall run to Sublandlord and Landlord as Sublandlord may determine to be appropriate or be required by the respective interests of Sublandlord and Landlord.  Subtenant agrees to indemnify Sublandlord, and hold it harmless, from and against any and all claims, damages, losses, expenses and liabilities (including reasonable attorneys’ fees) incurred as a result of the non-performance, non-observance or non-payment of any of Sublandlord’s obligations under the Master Lease that, as a result of this Sublease, became an obligation of Subtenant.  If Subtenant makes any payment to Sublandlord pursuant to this indemnity, Subtenant shall be subrogated to the rights of Sublandlord concerning said payment.  Subtenant shall not do, nor permit to be done, any act or thing that is, or with notice or the passage of time would be, a default under this Sublease or the Master Lease.

12.                                 Sublandlord’s Obligations.  Sublandlord agrees that Subtenant shall be entitled to receive all services and repairs to be provided by Landlord to Sublandlord under the Master Lease.  Subtenant shall look solely to Landlord for all such services and shall not, under any circumstances, seek nor require Sublandlord to perform any of such services, nor shall Subtenant make any claim upon Sublandlord for any damages that may arise by reason of Landlord’s default under the Master Lease.  Any condition resulting from a default by Landlord shall not constitute as between Sublandlord and Subtenant an eviction, actual or constructive, of Subtenant, and no such default shall excuse Subtenant from the performance or observance of any of its obligations to be performed or observed under this Sublease, or entitle Subtenant to receive any reduction in or abatement of the Rent provided for in this Sublease.  In furtherance of the foregoing, Subtenant does hereby waive any cause of action and any right to bring any action against Sublandlord by reason of any act or omission of Landlord under the Master Lease.  Sublandlord covenants and agrees with Subtenant that Sublandlord will pay all fixed rent and additional rent payable by Sublandlord pursuant to the Master Lease to the extent that failure to perform the same would adversely affect Subtenant’s use or occupancy of the Sublease Premises. Default by Subtenant.  In the event Subtenant shall be in default of any covenant of, or shall fail to honor any obligation under this Sublease, Sublandlord shall have available to it against Subtenant all of the remedies available (a) to Landlord under the Master Lease in the event of a similar default on the part of Sublandlord thereunder or (b) at law or in equity.

13.                                 Quiet Enjoyment.  So long as Subtenant pays all of the Rent due hereunder and performs all of Subtenant’s other obligations hereunder, Sublandlord shall do nothing to affect Subtenant’s right to peaceably and quietly have, hold and enjoy the Sublease Premises.

14.                                 Notices.  Anything contained in any provision of this Sublease to the contrary notwithstanding, Subtenant agrees, with respect to the Sublease Premises, to comply with and remedy any default in this Sublease or the Master Lease which is Subtenant’s obligation to cure, within the period allowed to Sublandlord under the Master Lease, even if such time period is shorter than the period otherwise allowed therein due to the fact that notice of default from Sublandlord to Subtenant is given after the corresponding notice of default from Landlord to Sublandlord.  Sublandlord agrees to forward to Subtenant, promptly upon receipt thereof by Sublandlord, a copy of each notice of default received by Sublandlord in its capacity as Tenant under the Master Lease.  Subtenant agrees to forward to Sublandlord, promptly upon receipt thereof, copies of any notices received by Subtenant from Landlord or from any governmental authorities.  All notices, demands and requests shall be in writing and shall be sent either by hand delivery or by a nationally recognized overnight courier service (e.g., Federal Express), in either case return receipt requested, to the address of the appropriate party.  Notices, demands and requests so sent shall be deemed given when the same are received or upon refusal to accept delivery.  Notices to Subtenant shall be sent to the attention of:

Symantec Corporation

20330 Stevens Creek Blvd.

Cupertino, CA 95014

Attn:  Legal Department / General Counsel

and,

Symantec Corporation

2500 Broadway Avenue

Santa Monica, CA 90404

Attn:  Facilities Director, The Americas

Notices to Sublandlord shall be sent to the attention of:

Sento Corporation
808 E. Utah Valley Dr.
American Fork, UT 84003

Attn:  Stan Cutler

15.                                 Broker.  Sublandlord and Subtenant represent and warrant to each other that, with the exception of NAI Utah Real Estate, Inc. (“Broker”), no brokers were involved in connection with the negotiation or consummation of this Sublease.  Subtenant agrees to pay the commission of the Broker pursuant to a separate agreement.  Each party agrees to indemnify the other, and hold it harmless, from and against any and all claims, damages, losses, expenses and liabilities (including reasonable attorneys’ fees) incurred by said party as a result of a breach of this representation and warranty by the other party.

16.                                 Condition of Premises.  Subtenant acknowledges that it is subleasing the Sublease Premises “as-is” and that Sublandlord is not making any representation or warranty concerning the condition of the Sublease Premises and that Sublandlord is not obligated to perform any work to prepare the Sublease Premises for Subtenant’s occupancy.  Subtenant acknowledges that it is not authorized to make or do any alterations or improvements in or to the Sublease Premises, except as permitted by the provisions of this Sublease and the Master Lease, and that it must deliver the Sublease Premises to Sublandlord on the Sublease Expiration Date in the condition required by the Master Lease.

17.                                 Consent of Landlord.  Section 14.01 of the Master Lease requires Sublandlord to obtain the written consent of Landlord to this Sublease.  Sublandlord shall solicit Landlord’s consent to this Sublease promptly following the execution and delivery of this Sublease by Sublandlord and Subtenant.  In the event Landlord’s written consent to this Sublease has not been obtained within ninety (90) days after the execution hereof, then this Sublease may be terminated by either party hereto upon notice to the other, and upon such termination neither party hereto shall have any further rights against or obligations to the other party hereto.

18.                                 Termination of the Lease.  If for any reason the term of the Master Lease shall terminate prior to the Sublease Expiration Date, this Sublease shall automatically be terminated, and Sublandlord shall not be liable to Subtenant by reason thereof, unless said termination shall have been caused by the default of Sublandlord under the Master Lease and said Sublandlord’s default was not as a result of a Subtenant’s default hereunder.

19.                                 Assignment and Subletting.

(j)                                     Independent of and in addition to any provisions of the Master Lease, including without limitation the obligation to obtain Landlord’s consent to any assignment, it is understood and agreed that Subtenant shall have no right to sublet the Sublease Premises or any portion thereof or any right or privilege appurtenant thereto; provided, however, that, subject to the provisions of this Section 18, Subtenant shall have the right to assign this Sublease or any interest therein, and to suffer or permit any other person (other than agents, servants or associates of the Subtenant) to occupy or use the Sublease Premises, only upon the prior written consent of Sublandlord and Landlord, which consent shall not be unreasonably withheld.  Any assignment by Subtenant without Sublandlord’s prior written consent shall be void and shall, at the option of Sublandlord, terminate this Sublease.

(k)                                  Subtenant shall advise Sublandlord by notice of (i) Subtenant’s intent to assign this Sublease, (ii) the name of the proposed assignee and evidence reasonably satisfactory to Sublandlord that such proposed assignee is comparable in reputation, stature and financial condition to tenants then leasing comparable space in comparable buildings, and (iii) the terms of the proposed assignment.  Sublandlord shall, within thirty (30) days of receipt of such notice, and any additional information requested by Landlord concerning the proposed assignee’s financial responsibility, elect one of the following:

(i)                                     Consent to such proposed assignment;

(ii)                                  Refuse such consent, which refusal shall be on reasonable grounds; or

(iii)                               Elect to terminate the Sublease, effective thirty (30) days after Sublandlord delivers notice of its election to Subtenant.

(l)                                     In the event that Sublandlord shall consent to an assignment under the provisions of this Section 18, Subtenant shall pay Sublandlord’s reasonable processing costs and reasonable attorneys’ fees incurred in giving such consent.  Notwithstanding any permitted assignment, Subtenant shall at all times remain directly, primarily and fully responsible and liable for all payments owed by Subtenant under the Sublease and for compliance with all obligations under the terms, provisions and covenants of the Sublease.  If, for any proposed assignment, Subtenant receives Rent or other consideration, either initially or over the term of the assignment, in excess of the Rent required by this Sublease, after a deduction for the following:  (a) any brokerage commission paid by Subtenant in connection therewith and (b) any reasonable attorneys’ fees in connection with preparing and negotiating an assignment document (“Profit”), then Subtenant shall pay to Sublandlord as additional Rent, Fifty percent (50%) of such Profit or other consideration received by Subtenant within five (5) days of its receipt by Subtenant or, in the event the assignee makes payment directly to Sublandlord, Sublandlord shall refund Fifty percent (50%) of the Profit to Subtenant after deducting (a) and (b) above.

(m)                               Occupancy of all or part of the Sublease Premises by parent, subsidiary, or affiliated companies or a joint venture partnership of Subtenant shall not be deemed an assignment or subletting provided that such parent, subsidiary or affiliated companies or a joint venture partnership were not formed as a subterfuge to avoid the obligation of this Section 18.  If Subtenant is a corporation, unincorporated association, trust or general or limited partnership, then the sale, assignment, transfer or hypothecation of any shares, partnership interest, or other ownership interest of such entity, the dissolution, merger, consolidation, or other reorganization of such entity or the sale, assignment, transfer or hypothecation of the assets of such entity, shall not be deemed an assignment or sublease subject to the provisions of this Section 18.

20.                                 Limitation of Estate.  Subtenant’s estate shall in all respects be limited to, and be construed in a fashion consistent with, the estate granted to Sublandlord by Landlord.  Subtenant shall stand in the place of Sublandlord and shall defend, indemnify and hold Sublandlord harmless with respect to all covenants, warranties, obligations, and payments made by Sublandlord under or required of Sublandlord by the Master Lease with respect to the Subleased Premises.  In the event Sublandlord is prevented from performing any of its obligations under this Sublease by a breach by Landlord of a term of the Master Lease, then Sublandlord’s sole obligation in regard to its obligation under this Sublease shall be to use reasonable efforts in diligently pursuing the correction or cure by Landlord of Landlord’s breach.

21.                                 Entire Agreement.  It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Sublease and this Sublease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Sublandlord to Subtenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Sublease.  This Sublease, and the exhibits and schedules attached hereto, contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Sublease Premises and shall be considered to be the only agreements between the parties hereto and their representatives and agents.  None of the terms, covenants, conditions or provisions of this Sublease can be modified, deleted or added to except in writing signed by the parties hereto.  All negotiations and oral agreements acceptable to both parties have been merged into and are included herein.  There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Sublease.

IN WITNESS WHEREOF, the parties have entered into this Sublease as of the date first written above.

SUBTENANT:

Symantec Corporation,
a Delaware Corporation

By:

Its:

SUBLANDLORD:

Sento Corporation, Inc.,
a Utah Corporation

By:

Its:

EXHIBIT A

COPY OF MASTER LEASE

EXHIBIT B

DEMISING PLAN

EXHIBIT C

CONSENT

The undersigned Landlord under the Lease hereby consents to the foregoing Sublease conditioned upon the following to which all parties agrees:

1.                                       Subtenant’s agreement to perform Sublandlord’s obligations under the Lease during the Sublease term is for the benefit of both Sublandlord and Landlord.

2.                                       Subtenant’s agreement to perform such obligations shall not relieve Subtenant of its primary and unconditional liability for payment of rental and other charges and performances of Sublandlord’s obligations as Tenant under the Lease during the full term of the Lease.

LANDLORD:	SUBLANDLORD:

PRACVEST	Sento Corporation, Inc.,
a Utah Limited Liability Company	a Utah Corporation

By:	By:

Its:	Its:

SUBTENANT:

Symantec Corporation,
a Delaware Corporation

By:

Its:

LANDLORD’S CONSENT TO SUBLEASE

The undersigned Landlord under the Lease hereby consents to the foregoing Sublease conditioned upon the following to which all parties agrees:

3.                                       Subtenant’s agreement to perform Sublandlord’s obligations under the Lease during the Sublease term is for the benefit of both Sublandlord and Landlord.

4.                                       Subtenant’s agreement to perform such obligations shall not relieve Subtenant of its primary and unconditional liability for payment of rental and other charges and performances of Sublandlord’s obligations as Tenant under the Lease during the full term of the Lease.

LANDLORD:

PRACVEST
a Utah Limited Liability Company

By:

Its:

Date: .